Exhibit 99.5

FORM OF BENEFICIAL OWNER ELECTION FORM

I (we) acknowledge receipt of your letter and the enclosed materials relating to the offering of rights (the “Rights”) to purchase shares of common stock, par value $0.0001 per share, of Full House Resorts, Inc. (the “Company”).

In Part I of this form, I (we) instruct you whether to exercise the Rights distributed pursuant to the terms and subject to the conditions set forth in the prospectus dated [______ __, 2016] (the “Prospectus”).

PART I

BOX 1.	☐	Please do not exercise the Rights.
BOX 2.	☐	Please exercise the Rights as set forth below:

	Number of Common Stock		Subscription Price		Payment
Line 1. Basic Subscription Right:	________________	x	$1.30	=	$______________
Line 2. Oversubscription Right:	________________	x	$1.30	=	$______________

By exercising the oversubscription right with respect to my (our) Rights, I (we) hereby represent and certify that I (we) have fully exercised my (our) basic subscription right received in respect of shares of common stock held in the below described capacity.

Total Payment Required = $______________

BOX 3.	☐	Payment in the following amount is enclosed: $___________________
BOX 4.	☐	Please deduct payment from the following account maintained by you as follows:

(Sum of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4)

Type of Account: ______________________________	Account No. _________________________________
Amount to be deducted: $________________________

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Signature

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Name (please print)